Exhibit 10.30
BLAKE W. KRUEGER
SEPARATION AGREEMENT
FIRST AMENDMENT
This First Amendment (the “First Amendment”) dated as of December 11, 2008, amends the Separation Agreement (“Agreement”) entered into as of March 13, 2008, by and between Blake W. Krueger (“Executive”) and Wolverine World Wide, Inc. (“Company”).
RECITALS
A. The Agreement contains certain provisions relating to the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan (the “SERP”).
B. The Company’s Board of Directors approved amendments to the SERP to comply with Internal Revenue Code Section 409A and to otherwise modify the provisions of the SERP. The Company and the Executive want to amend the Agreement to clarify that the benefits provided to the Executive under the Agreement with respect to the SERP continue to apply with respect to the amended SERP.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as set forth below.
1. Section 1.2 of the Agreement is hereby deleted in its entirety and the following provision substituted in its entirety as Section 1.2:
A separation payment equal to the Executive’s base monthly salary as of the termination date multiplied by eighteen (18) (the “Separation Payment”), less applicable tax and other withholdings required by law. The Company will pay the Separation Payment in one lump sum payment within three (3) business days of the termination date. If (1) the Company’s Board of Directors waive the Competitive Activity covenant in Section 6.2 of the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan and Section 6.2 of the Wolverine World Wide, Inc. 409A Supplement Executive Retirement Plan as provided for under Section 1.6 of this Agreement, and (2) the Executive begins new employment with a Competing Business within eighteen (18) months following the termination date, then for each month during such eighteen (18) month period when Executive is employed with a Competing Business, the Executive will repay to the Company the salary paid to Executive by the Competing Business in such month up to (but not exceeding) one-eighteenth of the Separation Payment less applicable tax and other withholdings required by law. For purposes of this provision, a “Competing Business” is (1) any of the fourteen companies included within the Company’s “Peer Group” as defined and set forth in the Company’s three year plan prior to the termination date, and (2) any business that is a direct competitor of a core business of the Company.

2. Section 1.6 of the Agreement is hereby deleted in its entirety and the following provision substituted in its entirety as Section 1.6:
If the Company does not provide written notice to the Executive whereby the Company completely waives and releases the Executive from the Competitive Activity covenant set forth in Section 6.2 of the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan (“SERP”) and Section 6.2 of the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“409A SERP”) and any other non-compete or non-solicitation covenants applicable to the Executive now or at any time in the future within forty-five (45) days of the termination date, then the Company shall pay the Executive an additional amount equal to his base monthly salary as of the termination date multiplied by thirty-six (36) in a lump sum, less applicable tax and other withholdings required by law, within fifty (50) days of the termination date. This Section 1.6 shall be in effect through and shall terminate at the earlier of (1) the Executive’s voluntary termination of employment not for “good reason” or the termination of the Executive’s employment for “cause,” (2) the delivery of notice to the Executive waiving and releasing him from the Competitive Activity covenants set forth in Section 6.2 of the SERP and Section 6.2 of the 409A SERP, (3) the payment of the lump sum amount in lieu of providing the waiver and release, or (4) 11:59 pm on the Executive’s 60th birthday if the Executive is employed by the Company on that date, after which this Section 1.6 shall no longer be in force and neither the Company nor the Executive shall have any obligations or benefits under this Section 1.6.
3. Except as explicitly amended by this First Amendment, all other provisions of the Agreement remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above written.

WOLVERINE WORLD WIDE, INC.
By:	/s/ David T. Kollat
Title: Lead Director

EXECUTIVE
/s/ Blake W. Krueger
Blake W. Krueger

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